Exhibit 10.1

                              EMPLOYMENT AGREEMENT

            This sets forth the terms of the Employment Agreement made effective as of August 1, 2004 between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company, and COMMUNITY BANK, N.A., a national banking association, both having offices located in Dewitt, New York (collectively, the "Employer"), and (ii) BRIAN D. DONAHUE, an individual currently residing at Olean, New York ("Employee"). This Agreement is effective as of August 1, 2004 and supersedes the Employment Agreement between the parties dated September 1, 2002.

                                   WITNESSETH

            IN CONSIDERATION of the promises and mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:

            1. Employment.

                  (a) Term. Employer shall employ Employee, and Employee shall serve, as Chief Banking Officer and Executive Vice President of Employer for a term commencing on August 1, 2004 and ending on December 31, 2009 ("Period of Employment"), subject to termination as provided in paragraph 3 hereof.

                  (b) Salary. During the period August 1, 2004 through December 31, 2004, Employer shall pay Employee base salary at the annual rate of $200,000.00 ("Base Salary"). For calendar year 2005, Employer shall pay Employee Base Salary at the annual rate of $230,000.00. Employee's Base Salary for calendar years after 2005 shall be determined by the Board of Directors of Employer ("Board"), or an authorized committee of the Board, in accordance with Employer's regular practice for reviewing and adjusting base salary for executive employees. Employee's Base Salary is payable in accordance with Employer's regular payroll practices for executive employees.

                  (c) Incentive Compensation. Employee shall be entitled to annual incentive compensation opportunities pursuant to the terms of the "Management Incentive Plan" (which term includes any successor plan or incentive compensation arrangement) which has been approved by the Board to cover Employee and other key personnel of Employer. Upon termination of Employee's employment pursuant to subparagraph 3(a), 3(b), 3(c) or paragraph 6, Employee shall be entitled to a pro rata portion (based on Employee's complete months of active employment in the applicable year) of the annual incentive award that is payable with respect to the year during which the termination occurs or, in the case of a termination upon Employee's disability pursuant to subparagraph 3(c), the date the Disability Period began.

                  (d) Until such time as Employee relocates his principal residence to the Syracuse, New York area, which relocation shall occur by a date to be agreed upon by the parties (but in no event shall such date be earlier than January 1, 2009), Employee shall be entitled to perform his services for Employer from offices in Dewitt, New York and Olean, New York. After such mutually agreed-upon date, Employee shall perform his services for Employer from an office in Dewitt, New York.

            2. Duties during the Period of Employment. Employee shall have full responsibility, subject to the control of the Board and Employer's President and Chief Executive Officer or authorized designee, for the supervision of all aspects of Employer's banking business and operations, and the discharge of such other duties and responsibilities to Employer as may from time to time be reasonably assigned to Employee by the Board or Employer's President and


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

Chief Executive Officer. Employee shall report to the President and Chief Executive Officer of Employer or the President and Chief Executive Officer's designee. Employee shall devote Employee's best efforts to the affairs of Employer, serve faithfully and to the best of Employee's ability and devote all of Employee's working time and attention, knowledge, experience, energy and skill to the business of Employer, except that Employee may affiliate with professional associations, business and civic organizations. Employee shall serve on the Board of Directors of, or as an officer of Employer's affiliates, without additional compensation if requested to do so by the Board of Directors of Employer. Employee shall receive only the compensation and other benefits described in this Agreement for Employee's duties as a Director of Employer.

            3. Termination. Employee's employment by Employer shall be subject to termination as follows:

                  (a) Expiration of the Term. This Agreement shall terminate automatically at the expiration of the Period of Employment unless the parties enter into a written agreement extending Employee's employment, except for the continuing obligations of the parties as specified hereunder.

                  (b) Termination Upon Death. This Agreement shall terminate upon Employee's death. In the event this Agreement is terminated as a result of Employee's death, Employer shall continue payments of Employee's Base Salary for a period of 90 days following Employee's death to the beneficiary designated by Employee on the "Beneficiary Designation Form" attached to this Agreement as Appendix A. Employee's beneficiary shall be free to dispose of any restricted stock previously granted to Employee by Employer. Additionally, Employer shall treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not exercisable or that have not been exercised, so as to permit the


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

Beneficiary to purchase the balance of Community Bank System, Inc. ("CBSI") Stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee's death or termination of employment.

                  (c) Termination Upon Disability. Employer may terminate this Agreement upon Employee's disability. For the purpose of this Agreement, Employee's inability to perform Employee's duties hereunder by reason of physical or mental illness or injury for a period of 26 successive weeks, or such longer waiting/elimination period provided pursuant to Employer's group long-term disability policy (the "Disability Period") shall constitute disability. The determination of disability shall be made by a majority vote of a physician selected by Employer, a physician selected by Employee and a third physician selected by the other two physicians. During the Disability Period, Employee shall be entitled to 100% of Employee's Base Salary otherwise payable during that period, reduced by any other benefits to which Employee may be entitled for the Disability Period on account of such disability (including, but not limited to, benefits provided under any disability insurance policy or program, worker's compensation law, or any other benefit program or arrangement). Thereafter, upon termination pursuant to this disability provision, Employee shall be free to dispose of any restricted stock granted to Employee. Additionally, Employer shall treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not exercisable or that have not been exercised, so as to permit the Employee to purchase the balance of CBSI Stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee's disability or termination of employment.


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

                  (d) Termination for Cause. Employer may terminate Employee's employment immediately for "cause" by written notice to Employee. For purposes of this Agreement, a termination shall be for "cause" if the termination results from any of the following events:

                        (i) Material breach of this Agreement;

                        (ii) Documented misconduct as an executive of Employer, or any subsidiary or affiliate of Employer for which Employee is performing services hereunder including, but not limited to, misappropriating any funds or property of any such company, or attempting to obtain any personal profit (A) from any transaction to which such company is a party or (B) from any transaction with any third party in which Employee has an interest which is adverse to the interest of any such company, unless, in either case, Employee shall have first obtained the written consent of the Board;

                        (iii) Unreasonable neglect or refusal to perform the duties assigned to Employee under or pursuant to this Agreement, unless cured within 60 days following Employee's receipt of written notice to Employee of such neglect or refusal;

                        (iv) Conviction of a crime involving moral turpitude;

                        (v) Adjudication as a bankrupt, which adjudication has not been contested in good faith, unless bankruptcy is caused directly by Employer's unexcused failure to perform its obligations under this Agreement;

                        (vi) Documented and material failure to follow the reasonable, written instructions of the Board or the President and Chief Executive Officer of Employer or authorized designee, provided that the instructions do not require Employee to engage in unlawful conduct; or


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

                        (vii) Any material and documented violation of the rules or regulations of the Office of the Comptroller of the Currency or of any other regulatory agency.

            Notwithstanding any other term or provision of this Agreement to the contrary, if Employee's employment is terminated for cause, Employee shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary shall be paid through the date of termination.

                  (e) Termination For Reasons Other Than Cause. In the event Employer terminates Employee prior to December 31, 2009 for reasons other than cause, Employee shall be entitled to a severance benefit equal to the greater of
(i) the sum of the annual Base Salary in effect at the time of termination and the most recent payment to Employee under the Management Incentive Plan, payable in equal biweekly installments over the 12-month period following Employee's termination, or (ii) amounts of Base Salary and expected Management Incentive Plan payments that otherwise would have been payable through the balance of the unexpired term of this Agreement, payable in biweekly installments over the 12-month period following Employee's termination. In addition, Employer shall:
(iii) permit Employee to dispose of any restricted stock granted to Employee; and (iv) treat as immediately exercisable all unexpired stock options held by Employee that are not exercisable or that have not been exercised, so as to permit Employee to purchase the balance of CBSI Stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right determined without regard to Employee's termination of employment.

                  (f) Expiration of Term Without Renewal. In the event that Employee's employment ends on December 31, 2009 solely because Employer chooses not to


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

renew or extend this Agreement beyond December 31, 2009 for reasons other than cause, then Employee shall be entitled to a severance benefit equal to the sum of (i) 175 percent of the annual Base Salary in effect at the time of termination, and (ii) the most recent payment to Employee under the Management Incentive Plan, such sum to be payable in equal biweekly installments over the 6-month period following Employee's termination of employment.

                  (g) Employer shall have the right of first refusal to purchase from Employee, or from Employee's beneficiary or estate, shares of CBSI Stock (but not outstanding options) acquired pursuant to the exercise of stock options after the date of Employee's termination of employment for any reason, in the event Employee, or Employee's beneficiary or estate, elects to dispose or transfer such acquired shares. Any purchase made pursuant to this subparagraph shall be made at a price per share equal to the closing price per share of CBSI Stock (on the principal public market on which CBSI Stock is traded; currently the New York Stock Exchange) on the trading day that immediately precedes the date of purchase. The right of first refusal described in this subparagraph shall expire ten years from the date of Employee's termination of employment.

            4. Fringe Benefits.

                  (a) Benefit Plans. During the Period of Employment, Employee shall be eligible to participate in any employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), Employer-paid group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit programs maintained by Employer for the benefit of its executive employees. Participation in any of Employer's benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other


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

conditions of such plans and programs. Employer may require Employee to submit to an annual physical, to be performed by a physician of his own choosing. Employee shall be reimbursed for related expenses not covered by Employer's health insurance plan, or any other plan in which Employee is enrolled. Employee shall not be eligible to participate in Employer's Severance Pay Plan maintained for other employees not covered by employment agreements.

                  (b) Expenses. Upon submission to Employer of vouchers or other required documentation, Employee shall be reimbursed for Employee's actual out-of-pocket travel and other expenses reasonably incurred and paid by Employee in connection with Employee's duties hereunder (including, but not limited to, expenses incurred while performing duties outside the general geographic area of Employee's principle residence). Reimbursable expenses must be submitted to the President and Chief Executive Officer of Employer for review on a quarterly basis.

                  (c) Other Benefits. During the Period of Employment, Employee also shall be entitled to receive the following benefits:

                        (i) Paid vacation of four weeks during each calendar year (with no carry over of unused vacation to a subsequent year) and any holidays that may be provided to all employees of Employer in accordance with Employer's holiday policy;

                        (ii) Reasonable sick leave;

                        (iii) Employer paid memberships for Employee at a golf club and a social club, subject to the approval of the President and Chief Executive Officer of Employer and subject to nondeductible tax treatment by Employer or a reimbursement to Employee for taxes owed by Employee in connection with such benefit;


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

                        (iv) Reimbursement of the purchase price of a cellular telephone and all Employer-related business charges incurred in connection with the use of such telephone; and

                        (v) The use of an Employer-owned or Employer-leased automobile, the selection and replacement of which shall be subject to the approval of Employer's President and Chief Executive Officer (or the President and Chief Executive Officer's designee).

                  (d) Supplemental Retirement Benefits. The terms and conditions for the payment of supplemental retirement benefits shall be set forth in a separate written agreement between the parties.

            5. Stock Options. Employer shall cause the Compensation Committee of the Board to review whether Employee should be granted options to purchase shares of common stock of CBSI. Such review may be conducted pursuant to the terms of the Community Bank System, Inc. 2004 Long-Term Incentive Compensation Program, a successor plan, or independently, as the Compensation Committee shall determine. Reviews shall be conducted no less frequently than annually.

            6. Change of Control.

                  (a) If Employee's employment with Employer (as an employee) shall cease for any reason, including Employee's voluntary termination for "good reason" (as defined in paragraph 6(e) below), but not including Employee's termination for "cause" (as described in paragraph 3(d)) or Employee's voluntary termination without "good reason," within 2 years following a "Change of Control" that occurs during the Period of Employment, Employer shall:


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

                        (i) Retain the services of Employee, on an independent contractor basis, as a consultant to Employer for a period of no less than 36 months at an annual consulting fee rate equal to the total of Employee's Base Salary in effect at the time of Employee's termination plus an amount equal to the Management Incentive paid to the Employee in the year prior to the "Change of Control";

                        (ii) Provide Employee with fringe benefits, or the cash equivalent of such benefits (equal to Employer's cost for such benefits), identical to those described in paragraph 4(a) for the period during which Base Salary is payable to Employee pursuant to (i) above. To the extent the benefits provided to Employee in this paragraph 6(a)(ii) are deemed taxable benefits, Employer shall reimburse Employee for taxes owed by Employee on the benefits and tax reimbursement;

                        (iii) Treat as immediately exercisable all unexpired stock options issued by Employer and held by Employee that are not otherwise exercisable or that have not been exercised (so as to permit Employee to purchase the balance of CBSI Stock not yet purchased pursuant to said options until the end of the full exercise period provided in the original grant of the option right, determined without regard to Employee's termination of employment);

                        (iv) Permit Employee to dispose of any restricted stock granted to Employee; and

                        (v) Pay to Employee the difference between 94% of the market value of Employee's principle residence at the time of termination and the proceeds of the sale of such home by Employee following his termination of employment not later than twelve months following such termination, if Employee elects to move outside of the general geographic area of


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

his principle residence at the time of termination to take other employment. Employee must establish that Employee was unable, despite reasonable efforts, to sell the home for a sum equal to the market value, and Employer reserves the right to purchase the home for a sum equal to 94% of the established market value. For the purposes of this subparagraph 6(a)(v), the market value of the principle residence shall be established by averaging the values established by two independent appraisals. If the two appraisals differ by more than 5%, a third appraisal shall be secured and the value shall be established by averaging the value of the three appraisals. Market value shall be the greater of (A) market value determined by the appraisal and averaging process described above as of the date of Employee's termination of employment, or (B) market value determined by the appraisal and averaging process described above as of the date the sale is consummated.

                  (b) Subject to Employer's right to make the single lump sum payment described in paragraph 6(c) below, if any portion of the amounts paid to, or value received by, Employee following a "Change of Control" (whether paid or received pursuant to this paragraph 6 or otherwise) constitutes an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G, then the parties shall negotiate a restructuring of payment dates and/or methods (but not payment amounts) to minimize or eliminate the application of Internal Revenue Code Section 280G. If an agreement to restructure payments cannot be reached within 60 days of the date the first payment is due under this paragraph 6, then payments shall be made without restructuring. Subject to paragraph 6(c), Employee shall be responsible for all taxes that are payable by Employee as a result of Employee's receipt of an "excess parachute payment."

                  (c) Notwithstanding the foregoing of this paragraph 6, the Board may elect, in its sole discretion, to pay all benefits due Employee pursuant to this paragraph 6 in a


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

single lump sum payment following a Change of Control and Employee's termination of employment with Employer. Subject to the limitation described in paragraph 6(b), in the event a single lump sum payment is made pursuant to the foregoing sentence, the amount of the payment shall be increased to the extent necessary to hold Employee harmless from any marginal income and employment tax liability created by the single lump sum payment (i.e., the income and employment tax liability that exceeds the income and employment tax liability that would have been incurred by Employee if payments were made in the manner and during the periods otherwise described in this paragraph 6).

                  (d) For purposes of this paragraph 6, a "Change of Control" shall be deemed to have occurred if:

                        (i) any "person," including a "group" as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 30% or more of the combined voting power of Employer's then outstanding securities;

                        (ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a "Transaction"), the persons who were directors of Employer before the Transaction shall cease to constitute a majority of the Board or the board of directors of any successor to Employer;

                        (iii) Employer is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation;


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

                        (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of Employer representing 30% or more of the combined voting power of Employer's then outstanding voting securities; or

                        (v) Employer transfers substantially all of its assets to another corporation which is not controlled by Employer.

                  (e) For purposes of this paragraph 6, "good reason" shall mean action taken by Employer that results in:

                        (i) An involuntary and material adverse change in Employee's title, duties, responsibilities, or total remuneration;

                        (ii) An involuntary and material relocation of the office from which Employee is expected to perform his duties; or

                        (iii) An involuntary and material adverse change in the general working conditions (including travel requirements and clerical support) applicable to Employee.

            By way of example, and not limitation, the following changes, if involuntary, would constitute "good reason" for purposes of this Agreement: (A) reducing or eliminating Employee's authority and responsibility to implement the duties of Chief Banking Officer as described in paragraph 2; and (B) requiring Employee to perform his services for Employer at an office located outside of Onondaga County and Cattaraugus County, New York prior to Employee's relocation to the Syracuse, New York area pursuant to subparagraph 1(d) or outside of Onondaga County, New York after such relocation.

            7. Withholding. Employer shall deduct and withhold from compensation and benefits provided under this Agreement all necessary income and employment taxes and any other similar sums required by law to be withheld.


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

            8. Covenants.

                  (a) Confidentiality. Employee shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secret acquired in the course of Employee's employment by Employer. Employee acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from such disclosure or use and, accordingly, that Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce this provision. This provision with respect to injunctive relief shall not, however, diminish Employer's right to claim and recover damages. Employee covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of Employer or Employer's affiliates, or any of its or their dealings, transactions or affairs which may come to Employee's knowledge in the pursuance of his duties or employment.

                  (b) No Competition. Employee's employment is subject to the condition that during the term of his employment hereunder and for the period specified in paragraph 8(c) below, Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (a "Competitive Operation") which competes in the banking industry or with any other business conducted by Employer or by any group, affiliate, division or subsidiary of Employer, in the states of New York and Pennsylvania. Employee shall keep Employer fully advised as to any


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

activity, interest, or investment Employee may have in any way related to the banking industry. It is understood and agreed that, for the purposes of the foregoing provisions of this paragraph, (i) no business shall be deemed to be a business conducted by Employer or any group, division, affiliate or subsidiary of Employer unless 5% or more of Employer's consolidated gross sales or operating revenues is derived from, or 5% or more of Employer's consolidated assets are devoted to, such business; (ii) no business conducted by any entity by which Employee is employed or in which he is interested or with which he is connected or associated shall be deemed competitive with any business conducted by Employer or any group, division or subsidiary of Employer unless it is one from which 2% or more of its consolidated gross sales or operating revenues is derived, or to which 2% or more of its consolidated assets are devoted; and
(iii) no business which is conducted by Employer at the Date of Termination and which subsequently is sold by Employer shall, after such sale, be deemed to be a Competitive Operation within the meaning of this paragraph. Ownership of not more than 5% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

                  (c) Non-Competition Period. If Employee's employment with Employer shall cease for any reason during the Period of Employment as defined in paragraph 1(a) of this Agreement, the "non-competition period" shall begin on the date the first payment is made pursuant to the terms of this Agreement and shall end on the date the final payment is made pursuant to the terms of this Agreement; provided, however, that the non-competition period shall end on the date Employee's employment ends in the event of Employee's termination for "good reason" (as defined in paragraph 6(e)), or Employee's termination without cause (as defined in paragraph 3(d)), within two years following a Change of Control that occurs during the Period of Employment.


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

                  (d) Certain Affiliates of Employer. It is understood that Employee may have access to technical knowledge, trade secrets and customer lists of affiliates of Employer or companies which Employer's parent may acquire in the future and may serve as a member of the board of directors or as an officer or employee of an affiliate of Employer. Employee covenants that he shall not, during the term of his employment by Employer or for the period specified in 8(c) above, in any way, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise aid or assist anyone else in any business or operation which competes with or engages in the business of such an affiliate.

                  (e) Termination of Payments. Upon Employee's receipt of written notice to Employee of the breach by Employee of any covenant under this paragraph 8, Employer may offset and/or recover from Employee immediately any and all amounts paid to Employee under this Agreement in addition to any and all other remedies available to Employer under the law or in equity.

            9. Notices. Any notice which may be given hereunder shall be sufficient if in writing and mailed by certified mail, return receipt requested, to Employee at his residence and to Employer at 5790 Widewaters Parkway, Dewitt, New York 13214, or at such other addresses as either Employee or Employer may, by similar notice, designate.

            10. Rules, Regulations and Policies. Employee shall abide by and comply with all of the rules, regulations, and policies of Employer, including without limitation Employer's policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations.


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

            11. No Prior Restrictions. Employee affirms and represents that Employee is under no obligations to any former employer or other third party which is in any way inconsistent with, or which imposes any restriction upon, the employment of Employee by Employer, or Employee's undertakings under this Agreement.

            12. Return of Employer's Property. After Employee has received notice of termination or at the end of the term hereof, whichever first occurs, Employee shall promptly return to Employer all documents and other property in his possession belonging to Employer.

            13. Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and, in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, the court shall have authority to modify such provision in a manner that most closely reflects the intent of the parties and is valid.

            14. Governing Law. This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.

            15. Assignability and Successors. This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization.

            16. Miscellaneous. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements, including the Change of Control Agreement between the parties that is scheduled to expire effective December 31, 2005. This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement


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

entered into by the parties hereto. The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Employer (or any successor or assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach. The provisions of paragraphs 6 and 8 hereof shall survive the termination of this Agreement.

      17. Counterparts. This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

      18. Jurisdiction, Venue and Fees. The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State. If Employee is the prevailing party in a proceeding to collect payments due pursuant to this Agreement, Employer shall reimburse Employee for reasonable attorneys' fees incurred by Employee in connection with such proceeding.


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

            The foregoing is established by the following signatures of the parties.


                                         COMMUNITY BANK SYSTEM, INC.

                                         By:____________________________

                                         Its:___________________________


                                         COMMUNITY BANK, N.A.

                                         By:___________________________

                                         Its:__________________________


                                         ______________________________
                                                 BRIAN D. DONAHUE


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

                                   APPENDIX A

                          BENEFICIARY DESIGNATION FORM

            Pursuant to the Employment Agreement between (i) Community Bank System, Inc. and Community Bank, N.A., and (ii) Brian D. Donahue, dated as of August 1, 2004 ("Agreement"), I, Brian D. Donahue, hereby designate ___________________________, my ____________________________, as the beneficiary of amounts payable upon my death in accordance with paragraph 3(b) of the Agreement. My beneficiary's current address is _________________________, ________, New York.

            My contingent beneficiary is _______________, my __________________.

My contingent beneficiary's address is ________________________________.


Dated: _____________                                  __________________________
                                                           Brian D. Donahue


__________________________

         Witness


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